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                                                                   EXHIBIT 10.31

                         DISTRIBUTION RIGHTS AGREEMENT
                         -----------------------------

Parties:        RAVISENT Technologies Internet Appliance
-------
                Group, Inc. d/b/a RAVISENT Technologies        ("RAVISENT")
                a Delaware corporation
                173 1 Technology Drive
                San Jose. CA 95110

                and

                American Trading S.A.                          ("CUSTOMER")
                a Brazilian company
                Lote 01 Q-7 CIVIT II
                Carapina-Scrra-ES
                CEP 29160-200
                Brazil

Effective Date: June 30,200O
--------------

Background: CUSTOMER is in the business of, among other things, marketing and
----------
distributing Internet television set-top-boxes. RAVISENT has developed an Internet television set-top-box as well as an Internet browser for use in such set-top box, which RAVISENT has customized to conform to certain software and hardware specifications (including software localization) for certain regions in South America. The parties desire for CUSTOMER to secure from RAVISENT the right to have such Internet television set-top-boxes manufactured by one or more contract manufacturers. The parties desire for CUSTOMER to have RAVISENT~SENT license 10 such contract manufacturers the intellectual property rights and to provide know-how and related services to contract manufacturers. RAVISENT will act as a general contractor for all actions necessary to provide the products under this Agreement, and will ensure the manufacture and delivery of the products, on behalf of the contract manufacturers, in accordance with this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1.   Contract Manufacturers.
     ----------------------

     RAVISENT has negotiated arrangements with the following contract manufacturers (the "Contract Manufacturers") to grant the right to manufacture the Internet Set-Top Box based on the parties current mutually agreed upon product specifications and features (the "Product") 0:: behalf of CUSTOMER:

     Information filed separately with the Securities and Exchange Commission "Confidential Treatment Requested".

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During the Term (as defined in Section 11. l), RAVISENT may enter into licensing and support arrangcmcnts with other contract manufacturers. RAVISENT may designate such other contract manufacturers to be "Contract Manufacturers" under this Agreement, upon CUSTOMER's approval. RAVISENT may remove one or more contract manufactures from the list of authorized Contract Manufacturers, within RAVISENT's discretion.

2.   Grant of Manufacturing Rights to CUSTOMER.
     -----------------------------------------

     2.1  Grant of Rights. During the Term, and subject to all the terms and
          ---------------
conditions of this Agreement, RAVISENT grants to CUSTOMER a nontransferable (except as provided herein), nonsublicensable, royalty-free right under RAVISENT's intellectual property rights:

          (a) to have Products manufactured by the Contract Manufacturers designated by RAVlSENT from time to time; and

          (b) to distribute the Products so manufactured for use by end user customers located and taking delivery in South America, such that the Product is for ultimate distribution only to end-user customers.

     2.2  Ownership. Notwithstanding anything else herein to the contrary,
          ---------
RAVISENT shall retain all title to, and, except as expressly and unambiguously granted herein, all rights to RAVISENT's Proprietary Information, all copies and derivative works thereof (by whomever produced) and all related documentation and materials.

     2.3  Exclusivity. RAVISENT Agrees that it will not hereafter grant any
          -----------
other party the right to distribute Portuguese or Spanish language versions of the Product in South America, without CUSTOMER's prior written consent.

     2.4  Third Party Distributor. In the event that RAVlSENT is in discussions
          -----------------------
with a third party distributor ("Third Party Distributor") who desires to distribute Product in South America, and such Third Party Distributor is willing to commit in writing to a minimum sales volume for selling Products ("Distributor's Proposed Minimum Sales"), then the following procedures shall apply

          (a) RAVISENT shall refer the Third Party Distributor to CUSTOMER for CUSTOMER to determine if CUSTOMER desires to work with the Third Party Distributor under an arrangement whereby Third Party Distributor would distribute at least the Distributor's Proposed Minimum Sales of Products on behalf of CUSTOMER. RAVISENT shall memorialize such referral in a written notice to CUSTOMER. CUSTOMER shall have sixty (60) days from the date that RAVISENT issues such notice to enter into such a distribution arrangement with Third Party Distributor.


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          (b)  If CUSTOMER does not enter into such a distribution arrangement with Third Party Distributor, then CUSTOMER will guarantee to perform to the same level as the Distributor's Proposed Minimum Sales, and such units committed under the Distributor's Proposed Minimum Sales shall be in addition to the Products that CUSTOMER is required to purchase under the Minimum Requirement (as defined in Section 3.3).

3.   Ordering Products; Bill of Material: Purchase Requirements.
     -----------------------------------------------------------

     3.1  Ordering Products; Financing and Payment Terms. CUSTOMER will order
          ----------------------------------------------
Products from, and only from, those Contract Manufacturer(s) designated by RAVISENT from time to time. CUSTOMER will order Products by issuing purchase orders addressed to the Contract Manufacturer(s), but send those purchase orders to RAVISENT. RAVISENT will forward such purchase orders to the Contract Manufacturers. RAVISENT will manage the manufacture and supply process by dealing directly with the Contract Manufacturers and its vendors, and will ensure the shipment and delivery of Products from the Contract Manufacturers to CUSTOMER. CUSTOMER shall make payments under the purchase orders net one hundred ten (110) days from the date of issuance of the Bill of Lading.
[CONFIDENTIAL TREATMENT REQUESTED]

     3.2  Requirement to Place Initial Order. As a condition precedent to all of
          ----------------------------------
RAVISENT's obligations under this Agreement, CUSTOMER must place non-cancellable purchase order(s) with Contract Manufacturers (in accordance with Section 3.1 above) for two hundred and two thousand (202,000) units of Product by June 30, 2000. If CUSTOMER shall fail to place such purchase order(s) by such time, then RAVISENT may thereafter terminate this Agreement and all of its obligations hereunder, without any liability hereunder, by giving notice of such termination to CUSTOMER on or before July 10, 2000.

     3.3  Minimum Purchase Requirements.
          -----------------------------

[CONFIDENTIAL TREATMENT REQUESTED] The parties anticipate that the orders will be made as described in the following schedule. The timing on the ordering and shipment of units may vary, depending on the availability of materials from vendors, as well as market conditions for CUSTOMER:


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                      [CONFIDENTIAL TREATMENT REQUESTED]

     (b)  [CONFIDENTIAL TREATMENT REQUESTED]

     (c)  [CONFIDENTIAL TREATMENT REQUESTED]

     3.4  Bill of Materials
          -----------------

          (a) The parties anticipate that the Contract Manufacturer will charge CUSTOMER no more than the following per unit of Product manufactured for CUSTOMER, FOB united States ("Expected BOM"):

          [CONFIDENTIAL TREATMENT REQUESTED]

The Expected BOM is exclusive of taxes (including VAT), duties, levies, handling charges and other fees, and is determined in light of the current cost of the bill of materials and the volumes of Product expected to be manufactured under this Agreement. The Expected BOM also includes a [CONFIDENTIAL TREATMENT REQUESTED] fee to RAVISENT per unit, payable by the Contract Manufactures to RAVISENT.

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          (b)  If the cost to manufacture Products should go above the Expected
BOM, and the reason for such cost increase is due to an industry wide problem, such as a shortage of components, then the parties shall mutually agree upon a new BOM for the Products, then CUSTOMER may review all of its obligations hereunder without any liability.

          (c) During the Term RAVISENT will use commercially reasonable efforts to work on an on-going basis with the Contract Manufacturers to lower cost to manufacture the Products on behalf of CUSTOMER.

4.   Certain Marketing Expenses.
     --------------------------

     4.1  [CONFIDENTIAL TREATMENT REQUESTED]

5.   Warrant Issuance.
     ----------------

     Within ten (10) business days of the date of this Agreement, RAVlSENT will issue to CUSTOMER (or CUSTOMER's designee) a warrant to purchase one million five hundred thousand (1,500,000) shares of RAVISENT common stock at seven dollars (US 57.00) per share. The warrant will be for a term of two (2) years, will vest immediately upon issuance and will include a prohibition on exercising the warrant for one (1) year from issuance. The warrant will also provide that on a change of control of RAVISENT, the one year exercise restriction shall he of no effect and the warrant shall he freely exercisable.


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 6.  RAVISENT and CUSTOMER Covenants And Representations.
     ---------------------------------------------------

     Except as expressly and unambiguously provided herein, CUSTOMER and/or RAVISENT, as the case may be, represents, warrants and agrees:

     6.1 to use its best efforts to successfully market (including, without limitation, maintaining a well-staffed sales force and adequate inventory), distribute and support (including installation, training and other support) the Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof and further that all advertising and marketing materials relating to the Product (including the browser), and/or RAVISENT shall be accurate in all respects. CUSTOMER will be responsible for all technical support for all end users of the Products. In its distribution efforts, CUSTOMER may use the then current names, marks and designations used by RAVISENT for Products or the browser ("Marks") but will not represent or imply that it is RAVISENT or is a part of RAVISENT; provided that all advertisements and promotional materials, packaging and anything else bearing a Mark shall identify RAVISENT as the Mark owner and manufacturer and shall be subject to prior written approval of RAVISENT, which approval shall not be unreasonably withheld, and, provided further, that no other right to use any name or designation is granted by this Agreement. CUSTOMER also agrees not to use or contest, during or after the term of this Agreement, any name, mark or designation used by RAVISENT anywhere in the world (or any name, mark or designation similar thereto). CUSTOMER acknowledges and agrees that all use of the Marks by CUSTOMER shall inure to the benefit of RAVISENT.

     6.2 to keep RAVISENT informed as to any problems encountered with Products and any resolutions arrived at for those problems, and to communicate promptly to RAVISENT any and all modifications, design changes or improvements of Products suggested by any customer, employee, contractor or agent of CUSTOMER. CUSTOMER further agrees that RAVISENT shall have any and all right, title and interest in and to any such suggested modifications, design changes or improvements of Products, without the payment of any additional consideration therefor either to CUSTOMER, or its employees, agents or customers. In the event that Ravisent wishes to include the customized user interfaces developed for CUSTOMER in its product, generally, then it will pay a mutually agreed to royalty based on units shipments with that capability.

     6.3 that it does not currently represent or promote any lines or products that compete with Products. CUSTOMER will conduct its business in a manner that reflects favorably on the Product and shall not, without RAVISENT's prior written consent, represent, promote or otherwise try to sell any lines or products that, in mutual judgment, compete with the Product.

     6.4 to promptly notify RAVlSENT of any infringement of any Marks or other proprietary rights relating to Products. RAVISENT may, in its sole discretion, take or not take whatever action it believes is appropriate in connection with any such infringement. If RAVlSENT elects to take action, CUSTOMER agrees to corporate fully in connection therewith. If RAVISENT initiates and prosecutes any action under this Section, all legal

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expenses (including court costs and attorneys' fees) shall be for RAVISENT's account and RAVISENT shall be entitled to all amounts awarded by way of judgment, settlement or compromise.

     6.5 to comply with the U.S. Foreign Corrupt Practices Act (regarding among other things, payments to government officials) and all export laws, restrictions, national security controls and regulations of the united States or other applicable foreign agency or authority, and not to export or re-export or allow the export or re-export of any Proprietary Information or any copy or direct product thereof in violation of any such restrictions, laws or regulations, or to any Group D:l or E:2 country (or any national of such country) specified in the then current Supplement No. 1 to Part 740, or, in violation of the embargo provisions in Part 746, of the U.S. Export Administration Regulations (or any successor regulations or supplement), except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce.

     6.6 to ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct. including, without limitation, those applicable to product claims, labeling, approvals, registrations and notifications

     6.7 CUSTOMER will handle and be responsible for all warranty claims and returns from its direct and indirect customers. As between RAVISENT and Contract Manufacturer, RAVISENT, on behalf of Contract Manufacturer, shall be responsible to CUSTOMER for all Product warranties.

     6.8 CUSTOMER consents to Contract Manufacturer including such markings and notices concerning RAVISENT's copyrights, trademarks, patents, patents pending or other proprietary rights on or in connection with the Products, as RAVISENT may direct from time to time. CUSTOMER will not alter, remove or obscure such markings without RAVISENT's prior written consent.

 7.  Training.
     --------

     During the first sixty (60) days after the execution of this Agreement, RAVISENT shall, at RAVISENT'S expense, provide up fifteen (15) man-days of on-site training services and training materials to CUSTOMER to train CUSTOMER's personnel to set up, install, configure and operate the Products and provide such other training during such time as CUSTOMER may reasonably request. Such training shall be provided at mutually agreed upon dates.

 8.  Publicity.
     ---------

     RAVISENT and CUSTOMER will use their respective best efforts to agree upon the language for, and to issue, within thirty (30) days of the execution of this Agreement by both parties, a joint press release concerning the business arrangement memorialized in this

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Agreement. Neither party will unreasonably withhold, condition or delay its approval of the form of the press release, or the date that the press release is issued.

 9.  Confidentiality.
     ---------------

     Simultaneously with the execution of this Agreement the parties are entering into a mutual Non-Disclosure Agreement. The terms and conditions of this Agreement, as well as all information and materials exchanged between the parties shall be governed by such Non-Disclosure Agreement.

 10. Term and Termination.
     --------------------

     10.1 Unless terminated earlier as provided herein, this Agreement shall commence on the Effective Date and shall continue for an initial period of one
 (1) year. Termination of the Agreement shall terminate all rights granted under
 Section 2 of this Agreement, with the exception that end-user licenses, as specified in Section 2, for Products shipped to end-user consumers prior to the termination of the Agreement shall survive termination of the Agreement.

     10.2 Notwithstanding the foregoing, this Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

           (a) If the other materially breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days (ten (10) days in the case of a failure to pay royalties and immediately in the case of a breach of confidentiality) of written notice describing the breach; or

           (b) If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

     10.3 Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available. In addition to those provisions of that expressly state that they survive this Agreement, the following sections shall survive termination of this Agreement: Sections 2.2, 4.2, 6, 10.3, and 11.

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 11. General.
     -------

     11.1  Assignment. CUSTOMER and RAVISENT may not assign or transfer, in
           ----------
whole or in par& this Agreement unless to colligated or affiliated companies, or its rights and obligations hereunder without the prior written consent by either party. Each party will promptly notify the other of any permitted assignment or transfer hereunder.

     11.2  Amendment and Waiver. Except as otherwise expressly provided herein,
           --------------------
any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver and that expressly refer to this Agreement.

     11.3  Force Majeure. Neither party shall be held liable or deemed in
           -------------
default under this Agreement if prevented from performance of its obligations by reason office mc+ure or other contingencies beyond its control, including but not limited to, strike or other labor difficulties (whether or not within the party's power to settle the same), fire, flood, explosion, governmental action, laws, rules or regulations, court orders, or other uncontrollable event, including the unavailability of any specially designed hardware or software from a third party related to the Product and/or other similar or different contingencies beyond the reasonable control of either party. Wherever in this Agreement (or any supplement or amendment to this Agreement) a time period is specific,d for the performance of a non-monetary obligation, and such performance is delayed by reason or any of the foregoing events or conditions, the running of said time period shall be suspended for a period equal to the period of such delay and said time period shall be deemed extended thereby until normal operations have been resumed after the removal of such cause.

     11.4  Disputes. In the event that the parties have any disagreement,
           --------
dispute, breach or claim of breach, non-performance, or repudiation arising from, related to or in connection with the~is Agreement or any of the terms or conditions hereof, or any transaction hereunder including but not limited to either party's failure or alleged failure to comply with any of` the provisions of this Agreement (hereinafter collectively the "Dispute"), the parties shall attempt in good faith to resolve the dispute amicably prior to initiating any legal proceedings concerning the dispute. Notwithstanding the foregoing, either party may seek equitable relief at any time without the necessity of first complying with the provisions of this Section 11.4.

     11.5  Governing Law and Arbitration. This Agreement shall be governed by
           -----------------------------
and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any dispute, controversy, or claim arising out:t of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by


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arbitration in accordance with the International Arbitration Rules in effect on the date of this contract. The number of arbitrators shall be three (3). Each party shall appoint one arbitrator, and the two arbitrators shall appoint the third arbitrator. The appointing authority shall be the American Arbitration Association. The case shall be administered in accordance with its "Procedures for Cases under the International Arbitration Rules." The place of arbitration shall be Uruguay. The language to be used in the arbitral proceedings shall be English.


     11.6  Severability. If any provision of this Agreement is construed to be
           ------------
invalid, illegal or in unenforceable, then the remaining provisions will not be affected thereby and will be enforceable without regard thereto.

     11.7  Headings. Headings and captions ax for convenience only and are not
           --------
to be used in the interpretation of this Agreement.

     11.8  Notices. Notices by either party to the other shall be given by
           -------
 facsimile transmission, if possible, and by registered or certified mail, return receipt requested, or by telegram, with proof of delivery, all charges prepaid. All statements, and notices hereunder shall be given at the respective addresses of Licensor and Licensee as set forth on the first page of this Agreement unless written notice of a change of address is given. Notices shall be deemed effective the date the notice is given, except that notices of change of address shall be effective when received.

     11.9  Business Judgment. In any circumstance where this Agreement provides
           -----------------
 for either party to make a determination in its judgment, that judgment shall be conclusive and binding unless it can be shown by clear and convincing evidence that a prudent person in the management of his own affairs could not have made the judgment in question in the same circumstances.

     11.10  Construction. This Agreement has been negotiated and prepared at the
            ------------
 joint request, direction, and construction of the parties, at arms length, with the advice and participation of counsel for each party, and shall be interpreted in accordance with its terms and without favor to any party.

     11.11  Counterparts. This Agreement may be executed in separate
            ------------
 counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument.

     11.12  Entire Agreement. This Agreement supersedes all proposals, oral or
            ----------------
 written, all negotiations, conversations, agreements, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement does not contain or constitute any express or implied license to make, have made, reproduce, alter or modify any Product under any circumstances, except as expressly provided herein.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

RAVISENT Technologies Internet Appliance     AMERICAN TRADING S.A.
Group, Inc. d/b/a RAVISENT Technologies

By:   Francis E. Wilde                       By:  Fabio Claro Figueica De Melo
    ----------------------------                  ----------------------------

Name: FRANCIS E. WILDE                       Name: FABIO CLARO FIGUEICA DE MELO
     ---------------------------                   ----------------------------

Title: CEO & PRESIDENT                       Title: DIRECTOR PRESIDENTE
      --------------------------                    --------------------

Date: June 30, 2000                          Date: June 30, 2000
      --------------------------                   ---------------------

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